Exhibit 10(iii)A(91)

AMENDMENT NO. 1

TO AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT made as of this 24th day of October, 2008, by and between ACUITY BRANDS, INC. (the “Company”) and JOHN T. HARTMAN (“Executive”);

WHEREAS, the Company and Executive entered into an Amended and Restated Change In Control Agreement, dated as of April 21, 2006 (the “CIC Agreement”); and

WHEREAS, the Company has approved certain changes in the CIC Agreement;

NOW, THEREFORE, the CIC Agreement is hereby amended as follows:

1.

Section 3.1(a) is hereby amended by adding the following sentence to the end of the present section:

“In the event Executive becomes entitled to the Pro Rata Bonus under this Section 3.1(a) or under Section 3.1(b)(1) and also to a bonus under the Company’s incentive plan in connection with a Change in Control, Executive shall be entitled to receive whichever bonus amount is greater and Executive shall not receive a duplicate bonus pursuant to such Sections.”

2.

Section 3.1(b)(ii) is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“(ii) the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount (the “Severance Amount”) in cash equal to two (2) times the sum of (A) the greater of the Executive’s base salary in effect on the Termination Date or at any time during the 90-day period prior to the Change in Control (“Base Salary”) and (B) the Bonus Amount. Notwithstanding the foregoing, if the Executive has attained at least age 63 on the Termination Date, the Severance Amount to be paid under this Subsection (ii) shall be the amount described in the preceding sentence multiplied by a fraction (which in no event shall be less than one-half) the numerator of which shall be the number of months (for this purpose any partial month shall be considered as a whole month) remaining until the Executive’s 65th birthday (but in no event shall be less than 12) and the denominator of which shall be 24.”

3.

Section 3.1(b)(iii) is hereby amended by deleting the number “18” in the first line of the present section and substituting “24” in lieu thereof.

4.

Section 3.1(b)(iv) is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“(iv) the Company shall pay in a single payment an amount in cash equal to the amount the Executive would have received if he remained employed for an additional two (2) years (or until his 65th birthday, if earlier), his annual compensation during such period had been equal to his Base Salary and the Bonus Amount and the Company had continued to make employer contributions or credits on Executive’s behalf to each defined contribution plan in which Executive was a participant at the Termination Date including, without limitation, the Acuity Brands, Inc. 401(k) Plan (assuming Executive participated in such plan at the maximum permissible contribution level) and the 2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan (“SDSP”). For purposes of the SDSP, the Executive shall be credited with the contribution to the Supplemental Subaccount (but not the Matching Subaccount), the Make-Up Contribution Credit and the SERP Make-Up Contribution Credit for such two (2) year period (to the extent Executive is eligible for each such type of contribution), provided that the requirements of the SDSP that the Executive have a Year of Service for each year and be employed on the last day of the year shall not apply to the eligibility to receive such contributions; and”

5.

Section 3.3 is hereby amended by deleting the third sentence of the present section and substituting the following in lieu thereof:

“Specifically, the Company shall have the authority to delay the commencement of payments under Section 3.1 to “key employees” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to a date which is six months after the date of Executive’s Termination of Employment (and on such date the payments that would otherwise have been made during such six-month period shall be made) to the extent such delay is required under the provisions of Section 409A, provided that the Company and Executive may agree to take into account any transitional rule available under Section 409A.”

6.

This Amendment No. 1 to the CIC Agreement shall be effective as of the date of this Amendment. Except as hereby modified, the CIC Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the day and year first written above.

ACUITY BRANDS, INC.

By:	/s/ Vernon J. Nagel
Vernon J. Nagel Chairman, President & CEO

EXECUTIVE:

/s/ John T. Hartman
JOHN T. HARTMAN

3